Exhibit 6.26.1

REAL ESTATE PURCHASE CONTRACT ASSIGNMENT

I. THE PARTIES. This Real Estate Purchase Contract Assignment Agreement ("Agreement") is made on March 14th, 20 25, ("Effective Date") by and between:

Assignor: Arrived Holdings, Inc, ("Assignor") with a mailing address of 1 W Mountain St. Suite 109. Fayetteville, AR 72701, hereby transfer and assign to:

Assignee: Arrived NM Wasilla, LLC, ("Assignee") with a mailing address of 1 W Mountain St. Suite 109. Fayetteville, AR 72701, that agrees to assume all rights and interest in a purchase contract between the Assignor and:

Seller: Tyler and Christine Ericksen, ("Seller") with a mailing address of 7114 Wasilla Rd NE, Rio Rancho, NM 87144, for a purchase contract dated on February 24th, 20 25 ("Assignment").

The above-referenced Assignor and Assignee may each be referred to as a "Party" and collectively referred to herein as the "Parties."

II. THE PROPERTY. The Assignment is regarding real property located at the following street address: 7114 Wasilla Rd NE, Rio Rancho, NM 87144.

Additional Description: N/A.

III. TRANSFER. The Parties agree that the Assignor is transferring the Assignment to the Assignee for the following:

☐ - **Fixed Payment** of $________________ ("Payment Amount"). The Assignment is to be transferred in exchange for the Assignee paying the Assignor the Payment Amount within ____ days of the Effective Date.

☒ - **No Payment**. The Assignor is transferring the Assignment for no payment or compensation. The Assignee's consideration shall be recognized as the undertaking of any liabilities or obligations in the Assignment.

☐ - **Gift**. The Assignor is granting the Assignment as a gift to the Assignee.

☐ - **Other**. ____.

IV. SELLER APPROVAL. For this Agreement to be in effect: (check one)

☐ - It is **REQUIRED** for the Seller to approve this Agreement within ____ days of the Effective Date. If the Seller does not approve this Agreement or fails to sign, this Agreement, then this Agreement shall be considered void.

☒ - It is **NOT REQUIRED** for the Seller to approve this Agreement. Upon the execution by both Parties, this Agreement shall be in full force and effect.

V. ASSUMPTION. The Assignee acknowledges and agrees to assume the transfer and ownership of all liabilities, obligations, and claims that currently exist or may in the future regarding the Assignment. As of the Effective Date, the Assignee agrees to comply with all terms, make all payments, and perform all the conditions, covenants, and any other duties as part of the Assignment.

VI. PARTIES' REPRESENTATIONS. The Assignee acknowledges that they have a full understanding of the Assignment and the terms of this Agreement. The Assignor further warrants that they own the rights transferred in the Assignment and understand the terms of this Agreement. Both Parties agree to provide and complete any obligations under this Agreement or the Assignment.

VII. SEVERABILITY. If any term, covenant, condition, or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

VIII. GOVERNING LAW. This Agreement shall be governed under the laws located in the State of New Mexico.

IX. WAIVER. The failure of either Party to enforce any provision of this Agreement shall not be deemed a waiver or limitation of that Party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

X. ADDITIONAL TERMS. All other terms remain the same.

XI. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the Parties. No modification or amendment of this Agreement shall be effective unless in writing and signed by both Parties.

Assignor Signature: *Jeff Talbert on behalf of Arrived Holdings, Inc.* Date: Mar 14 2025 13:32 EDT

Print Name: Jeff Talbert on behalf of Arrived Holdings, Inc.

Assignee Signature: *Jeff Talbert on behalf of Arrived NM Wasilla, LLC* Date: Mar 17 2025 10:55 EDT

Print Name: Jeff Talbert on behalf of Arrived NM Wasilla, LLC

Seller Signature (if required): ______________________ Date: ____________

Print Name: ______________________